Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated August 21, 2012, relating to the financial statements and financial highlights which appear in the June 30, 2012 Annual Reports to Shareholders of the American Century International Bond Fund and Global Bond Fund, which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm", "Financial Statements", "Annual and Semiannual Reports", and "Summary Prospectus" in such Registration Statement.

/s/ Pricewaterhouse Coopers LLP

Kansas City, Missouri
October 25, 2012